1690 South Congress Ave., Suite 201
Delray Beach, FL 33445

Exhibit 10.28

LETTER AGREEMENT

November 8, 2013

Scott Silverman

Chief Executive Officer

VeriTeQ Acquisition Corporation

220 Congress Park Drive, Suite 200

Delray Beach, Florida 33445

Dear Mr. Silverman:

This letter agreement (“Letter Agreement”) is intended to amend certain terms contained in the Letter Agreement dated July 8, 2013 (“July 2013 Letter”), between VeriTeQ Acquisition Corporation, its subsidiaries, parent and affiliates (“VTEQ”) and PositiveID Corporation (“PSID”). Section 5 below also adds a new term, not previously addressed in prior agreements.

Contemporaneously with this Letter Agreement, PSID has agreed to sell all of the common equity interest it owns in VTEQ (either through conversion of Series C stock, or the remaining balance of its convertible Note) to a third party (“Hudson”) for $750,000.

The July 2013 Letter shall be amended as follows:

1.

Section 2 shall be amended to reflect that in the event that 2014 royalty payments are not made VTEQ shall grant PSID a non-exclusive, perpetual, non-transferrable, world-wide, fully paid license to said patents.

2.	Full satisfaction of the SSA shall occur pursuant to the following schedule:

a.

At the closing of a VTEQ capital raise(s), with cumulative gross proceeds of at least $3M (with measurement of the $3M beginning after the current Hudson transaction expected to close on or about November 8, 2013 for an aggregate of approximately $1.3 million to $1.5 million), VTEQ shall pay $100,000, within two business days to PSID after the funding of that transaction(s) that first exceeds the $3M cumulative target.

b.	Within thirty and sixty days after the initial $100,000 payment, VTEQ shall pay $50,000 each (total of and additional $100,000) to PSID.

c.	The full balance of the outstanding SSA shall be paid by 90 days after the initial $100,000 is paid.

3.

In the event any of the balance is unpaid at March 31, 2014, interest on the outstanding balance will accrue at 10%, per annum. If the initial $100,000 is paid by March 31, 2014, no interest will accrue so long as VTEQ complies with the schedule in #2, above.

4.

VTEQ will grant PSID a warrant to purchase 300,000 shares of VTEQ common stock, at a strike price equal to the strike price that Hudson’s warrants are priced. The terms and form of warrant with Hudson will be used for the PSID warrant. Such warrant will be issued within 10 business days from the closing of VTEQ’s transaction with Hudson and PSID will agree to any lock up signed by other non-affiliate warrant/stock holders in conjunction with the Hudson/VTEQ transaction.

5.	PSID agrees to cooperate with VTEQ and sign any documents necessary to transfer the trademarks listed in Exhibit B from PSID to VTEQ, to the extent PSID has ownership of those trademarks.

All other terms and conditions of the aforementioned agreements between VTEQ and PSID, not amended herein, shall remain in full force and effect.

By signing this Letter Agreement, PSID and VTEQ agree to the terms above.

Sincerely,

/s/ William J. Caragol

William J. Caragol

Chief Executive Officer

Agreed and accepted as of November 8, 2013:

VeriTeQ Acquisition Corporation, its parent, subsidiaries and affiliates

By: /s/ Scott R. Silverman

Scott R. Silverman

Chief Executive Officer

Exhibit A

Patent #	Title
7,125,382	“Embedded Bio-Sensor System”
7,297,112	“Embedded Bio-Sensor System”
2008/0033273	“Embedded Bio-Sensor System”
7,241,266	“Transponder for Embedded Bio-Sensor using Body Energy as a Power Source”
2011/0282175	“Wireless Molecular Sensor System and Process”

Exhibit B